FORM OF FUND ACCOUNTING SERVICING AGREEMENT

This Agreement between The Simms Funds, a Delaware business trust, hereinafter called the "Trust" and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, hereinafter called "Firstar," is entered into on this 5th day of October, 1998.

        WHEREAS, the Trust is an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, Firstar is in the business of providing, among other things, mutual fund accounting services to investment companies;

        NOW, THEREFORE, the parties do mutually promise and agree as follows:

        1. Services. Firstar agrees to provide the following mutual fund accounting services to the Trust:

               A.     Portfolio Accounting Services:

                      (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

                      (2) For each valuation date,  obtain prices from a pricing source approved by the Board of Trustees of the Trust (the "Board") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board shall approve, in good faith, the method for determining the fair value for such securities.

                      (3) Identify  interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                      (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

               B.     Expense Accrual and Payment Services:

                      (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

                      (2) Record  payments  for Fund  expenses  upon  receipt of written authorization from the Trust.

                      (3) Account for fund  expenditures  and  maintain  expense accrual balances at the level of accounting detail, as agreed upon by Firstar and the Trust.

                      (4) Provide expense accrual and payment reporting.

               C.     Fund Valuation and Financial Reporting Services:

                      (1) Account for fund share  purchases,  sales,  exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

                      (2) Apply equalization accounting as directed by the Trust.

                      (3) Determine net  investment  income  (earnings)  for the
               Trust  as  of  each   valuation   date.   Account  for   periodic
               distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                      (4) Maintain a general ledger for the Trust in the form as agreed upon.

                      (5) For  each  day the  Trust  is open as  defined  in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus.

                      (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Trust.

                      (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                      (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

               D.     Tax Accounting Services:

                      (1)  Maintain   accounting   records  for  the  investment
               portfolios of the Trust to support the tax reporting required for IRS-defined regulated investment companies.

                      (2) Maintain tax lot detail for the investment portfolio.

                      (3) Calculate  taxable  gain/loss on security  sales using the tax lot relief method designated by the Trust.

                      (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

               E.     Compliance Control Services:

                      (1) Support  reporting  to  regulatory  bodies and support financial statement preparation by making the fund accounting records available to the Trust, the Securities and Exchange Commission, and the outside auditors.

                      (2) Maintain  accounting records according to the 1940 Act and regulations provided thereunder.

        2. Pricing of Securities. For each valuation date, obtain prices from a pricing source selected by Firstar but approved by the Trust's Board and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Trust's Board shall approve, in good faith, the method for determining the fair value for such securities.

               If the Trust desires to provide a price which varies from the pricing source, the Trust shall promptly notify and supply Firstar with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new prices are effective.

        3. Changes in Accounting Procedures. Any resolution passed by the Board that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the Firstar.

        4. Changes in Equipment, Systems, Service, Etc. Firstar reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

        5. Compensation. Firstar shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. If the Trust elects to terminate this Agreement prior to the first anniversary of this Agreement, the Trust agrees to reimburse Agent for the difference between the standard fee schedule and the discounted fee schedule agreed to between the parties.

        6. Performance of Service.

                      A. Firstar shall exercise reasonable care in the performance of its duties under this Agreement. Firstar shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Firstar's control, except a loss resulting from Firstar's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Firstar from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which Firstar may sustain or incur or which may be asserted against Firstar by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Firstar by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to Firstar and as amended from time to time in writing by resolution of the Board.

                      In the  event of a  mechanical  breakdown  or  failure  of communication or power supplies beyond its control, Firstar shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Firstar's control. Firstar will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Firstar. Firstar agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Firstar's premises and operating capabilities at any time during regular business hours of Firstar, upon reasonable notice to Firstar.

                      Regardless  of the above,  Firstar  reserves  the right to reprocess and correct administrative errors at its own expense.

                      B. In order that the indemnification  provisions contained in this section shall apply, it is understood that if in any case the Trust may be asked to indemnify or hold Firstar harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Firstar will use all reasonable care to notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend Firstar against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify Firstar and thereupon the Trust shall take over complete defense of the claim, and Firstar shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Firstar shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify Firstar except with the Trust's prior written consent.

                      C. Firstar  shall  indemnify  and hold the Trust  harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Firstar as a result of Firstar's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

        7. Records. Firstar shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. Firstar agrees that all such records prepared or maintained by Firstar relating to the services to be performed by Firstar hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

        8. Confidentiality. Firstar shall handle in confidence all information relating to the Trusts' or 's business, which is received by Firstar during the course of rendering any service hereunder.

        9. Data Necessary to Perform Services. The Trust or its agent, which may be Firstar, shall furnish to Firstar the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

        10. Notification of Error. The Trust will notify Firstar of any balancing or control error caused by Firstar within three (3) business days after receipt of any reports rendered by Firstar to the Trust, or within three
(3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

        11. Additional Series. In the event that the Trust establishes one or more series of shares with respect to which it desires to have Firstar render accounting services, under the terms hereof, it shall so notify Firstar in writing, and if Firstar agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by Firstar on a discrete basis. The portfolios currently covered by this Agreement are: the U.S. Equity Fund, the International Equity Fund and the Global Equity Fund.

        12. Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days' prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

        13. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of Firstar's duties or responsibilities hereunder is designated by the Trust by written notice to Firstar, Firstar will promptly, upon such termination and at the expense of the Trust, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by Firstar under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Firstar has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Firstar's personnel in the establishment of books, records and other data by such successor.

        14. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to Firstar shall be sent to:

                      Firstar Mutual Fund Services, LLC
                      615 East Michigan Street
                      Milwaukee, WI  53202

and notice to Trust shall be sent to:

                      The Simms Funds
                      55 Railroad Avenue
                      Greenwich, Connecticut 06830

        15. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

        16. Year 2000 Compliance. Firstar represents that it has examined and tested its internal systems which have been developed to support the services outlined herein, and as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the systems' ability to perform the expected functions, or inhibit Firstar's ability to provide the expected services as a result of any business interruptions or other business problems relating to dates or days before, during, and after the year 2000. In connection with the foregoing, Firstar represents that it has made reasonable inquiry of its business partners and other entities with whom it conducts business and has carefully considered the responses of those third-parties.

        IN WITNESS WHEREOF, the due execution hereof on the date first above written.

The Simms Funds                           Firstar Mutual Fund Services, LLC

Sign:______________________________       Sign:________________________________
Print:_____________________________       Print:_______________________________
Title:_____________________________       Title:_______________________________
Date:______________________________       Date:________________________________
Attest:____________________________       Attest:______________________________

                                    EXHIBIT A
                            Fund Accounting Services
                               Annual Fee Schedule


|X|  Domestic  Equity  Funds*                          |X| Multiple  Classes - Each class is an additional
     o $22,000 for the first  $40  million             25% of the  charge of the  initial class.
     o 1 basis  point on the next $200  million
     o 1/2 basis point on the balance

|X|  Domestic  Balanced Funds                          * - Subject to change  depending upon the use of
     o $23,500 for the first $40  million              options,  futures,  short  sales,  ADRs versus foreign
     o 1.5 basis points on the next $200 million       securities.
     o 1 basis point on the balance

|X|  Domestic Fixed Income Funds
|X|  International Equity Funds
     o $25,000  for the first $40  million
     o 2 basis  points on the next $200 million        |X|  All fees are billed monthly plus out-of-pocket
     o 1 basis point on the balance                         expenses, including pricing service:


|X|  Domestic Money Market Funds                       |X|  Domestic and Canadian Equities           $.15
     o    $25,000 for the first $40 million            |X|  Options                                  $.15
     o    1 basis point on the next $200 million       |X|  Corp/Gov/Agency Bonds                    $.50
     o    1/2 basis point on the balance               |X|  CMO's                                    $.80
                                                       |X|  International Equities and Bonds         $.50
|X|  International Income Funds                        |X|  Municipal Bonds                          $.80
     o    $27,500 for the first $40 million            |X|  Money Market Instruments                 $.80
     o    2 basis points on the next $200 million
     o    1 basis point on the balance


Dated: October 5, 1998
       ---------------